Exhibit 10.1

June 20, 2024

Trio Petroleum Corp

5401 Business Park South, Suite 115

Bakersfield, CA 93309

Mr. Stan Eschner, Chairman

schner@triopetroleum.com (661) 706-2738

and

Mr. Thomas J. Pernice, Chairman Compensation Committee

tjpernice@modenahc.com

Mr. Robin Ross

17963 Foxborough Lane

Boca Raton Florida 33496

Dear Robin,

On behalf of the Board of Directors of Trio Petroleum Corp, we are pleased to extend an offer for you to join our company as the Chairman of the Board of Directors. Your extensive experience and visionary leadership make you an ideal candidate for this pivotal role.

In recognition of your acceptance of this position, Trio Petroleum Corp is offering you one million Restricted Stock Units (RSUs) with 450,000 RSUs being issued now and 550,000 RSUs to be issued once an increase of shares are approved for the 2022 Equity Incentive Plan by shareholders (expected to occur at our annual shareholder meeting on August 15, 2024). These RSUs will begin vesting within six months from the date of issue. The vesting schedule is as follows:

- 25% of the RSUs will vest six months after the date of issue.

- The remaining 75% will vest equally over the next twelve months on a quarterly basis.

In addition, you will be compensated along the same terms as the current directors’ fee schedule. You will also be reimbursed for reasonable expenses incurred in connection with the performance of your duties. Furthermore, you will be covered under the company’s officers and directors insurance policy.

We believe that your strategic insights and leadership will be instrumental in guiding Trio Petroleum Corp towards continued growth and success. We are excited about the prospect of you joining our team and look forward to the valuable contributions you will bring to our company.

This offer letter supersedes and replaces any prior offer letters presented to you.

Please indicate your acceptance of this offer by signing below and returning a copy of this letter to us.

Sincerely,

/s/ Thomas J. Pernice
Thomas J. Pernice
Chairman, Compensation Committee
Trio Petroleum Corp

I, Robin Ross, accept the position of Chairman of the Board of Directors at Trio Petroleum Corp and the associated terms and conditions as outlined above.

Signature:	/s/ Robin Ross
Date:	June 20, 2024